TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the Form SB-2 for Sphere of Language, of our report dated January 26, 2004 relating to the December 31, 2003 financial statements of Sphere of Language, which appears in such Form.

“Amisano Hanson”
Vancouver, BC, Canada	AMISANO HANSON
June 10, 2004	CHARTERED ACCOUNTANTS